Exhibit 10.3

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) effective as of February 28, 2013 (“Effective Date”), by and between STONEGATE BANK (“Lender” or “Bank”), and WCI COMMUNITIES, INC., a Delaware corporation (“Inc”) and WCI COMMUNITIES, LLC, a Delaware limited liability company (“LLC”) (jointly and severally, the “Borrower”).

R E C I T A L S:

A.            Borrower has applied for a loan in the original principal amount of $10,000,000.00 from Lender.

B.            The parties desire to set forth their entire understanding and agreement in writing, by which they shall each be bound.

NOW, THEREFORE, in consideration of the premises, as well as in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, each to the other in hand paid, receipt and reasonably equivalent value of which is hereby acknowledged each to the other, the parties hereto do mutually covenant and agree as follows:

1.             DEFINITIONS AND REFERENCE TERMS.  Terms not otherwise defined herein shall have the meaning set forth in the Declaration.  In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

Accounting Terms.  All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles (“GAAP”), as in effect from time to time, consistently applied, with respect to the financial statements referenced in Section 3(h) hereof.

Assessments.  Assessments shall mean the Town Center Fees and Charges.

Association.  Association shall mean Sun City Center Ft. Myers Community Association, Inc.

Authorized Signatory.  Authorized Signatory means Russ Devendorf or Sheila Leith or any other person designated in writing by any of them to the Lender.  The Authorized Signatory shall be authorized to make Requests for Advance and execute certificates on behalf of the Borrower.

Base Fee.  Base Fee shall have the meaning set forth in the Declaration for Town Center Membership Fee.

Borrower.  Borrower means WCI COMMUNITIES, INC., a Delaware corporation and WCI COMMUNITIES, LLC, a Delaware limited liability company.

Borrower’s Address.  Borrower’s address is 24301 Walden Center Drive, Bonita Springs, Florida 34134.

Collateral.  Collateral shall have the meaning set forth in the Mortgage, the Security Agreement and the Pledge Agreement.

Declaration.  Declaration shall mean the Town Center Declaration for Sun City Center Ft. Myers recorded in Official Records Book 3535, Page 4496 of the Public Records of Lee County, Florida, as amended from time to time (with the consent of Bank) and reflected in the Public Records of Lee County, Florida.

Event of Default.  Event of Default shall mean the occurrence of any of the events set forth in Section 6 of this Agreement, following any applicable notice or cure period.

Hazardous Materials.  Hazardous Materials means all materials defined as hazardous materials or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products, oil and asbestos.

Hedge Agreement.  Hedge Agreement means one or more agreements with Lender or a controlled affiliate of Lender that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, securities puts, calls, collars, options or forwards or any combination of, or option with respect to, these or similar transactions, which agreements may be oral or in writing, in each case pertaining to the Loan.

Loan. Any loan described in Section 2 hereof and any subsequent loan from Bank which the Bank and Borrower agree is subject to this Loan Agreement.

Loan Documents.  Loan Documents means this Loan Agreement and any and all promissory notes, mortgages, security agreements, pledge agreements, Hedge Agreement, UCC-1 financing statements, assignment of leases and agreements not to encumber executed by Borrower in favor of Lender and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with any Loan.

Mortgage.  Mortgage means that certain Real Estate Mortgage, Assignment and Security Agreement executed by LLC in favor of Lender of even date herewith.

Owner.  Owner shall have the meaning set forth in the Declaration for Residential Owner.

Pledge Agreement.  Pledge Agreement means that certain Pledge Agreement by and between Bank and Borrower dated even date herewith.

Project.  Project means the real property, clubhouse and related improvements known as Pelican Preserve Town Center, the legal description of which is attached hereto and made a part hereof as Exhibit A.  Without limiting the generality of the foregoing, Project shall include the Town Center Property.

Security Agreement.  Security Agreement means that certain Security Agreement by and between Bank and Borrower dated even date herewith.

Town Center Fees and Charges.  Town Center Fees and Charges shall have the meaning set forth in the Declaration.

2.             LOAN.  Lender hereby agrees to make the Loan to Borrower in the principal face amount of $10,000,000.00.  The obligation to repay the Loan is evidenced by that certain promissory note from Borrower in favor of Lender dated even date herewith in the original principal amount of $10,000,000.00 (together with any and all renewals, extensions or rearrangements thereof being hereafter collectively referred to as the “Note”) having a maturity date, repayment terms and interest rate as set forth in the Note. The Note shall be comprised of a revolving line of credit for a period of thirty-six (36) months following the Effective Date (“Revolving Phase”), followed by a twenty-four (24) month term loan (“Term Phase”).  During the Revolving Phase, the Borrower may borrow, repay and reborrow advances under the Note up to $10,000,000.00 outstanding at any given time provided no default exists under the Note.  During the Revolving Phase the Borrower shall have the right, provided no default exists under the Loan, to request Bank to issue standby letters of credit for the benefit of Borrower up to the aggregate amount of $5,000,000.00 outstanding at any given time.  The following shall be applicable with respect to the letters of credit:  (i) each letter of credit must be in form and substance satisfactory to Bank; (ii) no letter of credit may have an expiry date beyond the Revolving Phase; (iii) each letter of credit shall reduce the availability under the Loan dollar for dollar; (iv) all letters of credit in the aggregate may not exceed $5,000,000.00 at any given time; (v) Borrower shall pay to Bank an annual fee of 75 basis points of the face amount of each letter of credit and shall pay the Bank’s customary issuance and renewal fees associated with letters of credit; and (vi) any issued letters of credit will not count as amounts outstanding for purposes of calculating the non-use fee.

3.             REPRESENTATIONS AND WARRANTIES.  Borrower hereby represents and warrants to Lender as follows:

(a)           Good Standing.  LLC is a limited liability company and Inc is a corporation, each duly organized, validly existing and in good standing under the laws of its State of organization and has the limited liability or corporate, as the case may be, power and authority to own their respective property and to carry on its business in each jurisdiction in which Borrower does business.

(b)           Authority and Compliance.  Borrower has full limited liability or corporate, as the case may be, power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower.  No consent or approval of any public authority or other third party, which has not already been received is required as a condition to the validity of any Loan Document, and Borrower is in compliance in all material respects with all laws and regulatory requirements to which it is subject.

(c)           Binding Agreement.  This Agreement and the other Loan Documents executed and delivered by Borrower constitute valid and legally binding obligations of Borrower, enforceable against it in accordance with their terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditor’s rights generally and the application of general equitable principles.

(d)           Litigation.  There is no material proceeding involving Borrower or the Project pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority.

(e)           No Conflicting Agreements.  There is no article of organization, operating agreement, bylaws or other document pertaining to the organization, power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting the Project, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

(f)            Ownership of Collateral.  LLC has good title to the Collateral and the Collateral is free and clear of all liens, except those granted to the Lender or set forth on Exhibit 3(f) attached hereto

(g)           Taxes.  All taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and the Borrower has filed all tax returns which it is required to file.

(h)           Financial Statements.  All factual information furnished by Borrower to Lender in connection with this Agreement and the other Loan Documents is and will be accurate and complete in all material respects on the date as of which such information is delivered to Lender and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading, in each case, when taken as a whole; provided, however, that the annual budget and any other projections delivered by Borrower to Lender are and shall be based on good faith estimates and assumptions made by the management of Borrower.

(i)            Place of Business.  Borrower’s chief executive office is located at the location set forth in Paragraph 1 above.

(j)            Environmental.  The conduct of Borrower’s business operations with regard to the Project and the condition of the Project do not (to the best of Borrower’s knowledge following reasonable inquiry) and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

(k)           Town Center Owner.  The LLC, as the Town Center Owner, is entitled to all the income from the Town Center Property, including, but not limited to, the Assessments.

(l)            Assessments.  Pursuant to the Declaration, the LLC has the right and power to collect, lien and foreclose its lien against each Owner for Assessments.  The Declaration and the lien rights thereunder are and (so long as the Loan remains outstanding) shall remain valid, binding and enforceable by the Town Center Owner against the Owners.

(m)          Assignment.  Pursuant to the Declaration, the LLC has the right and power to place a lien against each Owner for an amount currently equal to $1,964.00 per year (which includes sales tax) which the LLC has the right to revise as set forth in the Declaration.

(n)           Lock Box.  The LLC shall, at the direction of the Lender, cause all Assessments to be made directly to a lock box at the Lender (or an institution acceptable to the Lender) and which would be pledged to the Lender.

(o)           Procedures.  The Borrower shall cause the Project to be professionally managed which may include being managed by Borrower.

(p)           Budget.  The Borrower-approved 2013 budget for the Project is attached hereto and made a part hereof as Exhibit 3(p).

(q)           Homes.  There are currently 1162 Owners.

(r)            Continuation of Representations and Warranties.  All representations and warranties made pursuant to this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any advance under the Loan.

4.             AFFIRMATIVE COVENANTS.  Until full payment and performance of all obligations of Borrower under the Loan Documents, other than unasserted contingent indemnification obligations, and letters of credit that have been cash collateralized or back-stopped to Lender’s satisfaction (“Payment in Full”), Borrower will comply with all of the terms, provisions, covenants and obligations under the Loan Documents, including, but not limited to, each of the following:

(a)           Financial Condition.  Maintain Borrower’s financial condition as follows, determined in accordance with GAAP applied on a consistent basis throughout the period involved except to the extent modified by the following definitions:

(i)            LLC shall maintain a minimum annual replacement maintenance reserve funding for the Project in an amount to be determined in accordance with good management practices.

(b)           Financial Statements and Other Information.  Maintain a system of accounting reasonably satisfactory to Lender and in accordance with GAAP applied on a consistent basis throughout the period involved.  Borrower shall permit Lender’s officers or authorized representatives to visit and inspect Borrower’s books of account and other records with respect to the Project at such reasonable times and as often as Lender may desire upon reasonable notice; provided, however, prior to the occurrence of an Event of Default, such inspections shall be limited to four (4) times per calendar year and shall be at Lender’s cost absent an Event of Default.  Unless written notice of another location is given to Lender, Borrower’s books and records with respect to the Project will be located at Borrower’s chief executive office set forth above.

In addition, Borrower shall:

(i)            Furnish to Lender on an annual basis (in form and substance satisfactory to Lender):

(A)          Inc shall provide Bank with annual audited consolidated financial statements, in conformity with generally accepted accounting principles applied on a consistent basis, within one hundred twenty (120) days of fiscal year end, to be audited and accompanied by a report and opinion by Ernst & Young or a Certified Public Accountant reasonably acceptable to Bank.

(B)          Inc shall provide Bank quarterly interim statements prepared by Inc (in form and substance satisfactory to the Bank) within forty-five (45) days following each quarterly end other than the fourth quarter.  The quarterly statements shall include, without limitation with respect to the Project only:  (i) a listing of all units owners; (ii) an aging report; (iii) a delinquency report; and (iv) a closed unit sales report.

(C)          Furnish to Lender a compliance certificate (and executed by an authorized representative of Borrower concurrently with and dated as of the date of delivery of each financial statements required in subparagraphs 4(b)(i)(A) through 4(b)(i)(B) above) (or more frequently if requested by Lender), containing (1) a certification that the financial statement is true and correct in all material respects and that the Borrower is not in default under the terms of this Agreement, and (2) computations and conclusions, in such detail as Lender may reasonably request, with respect to compliance with this Agreement, and the other Loan Documents.

(ii)           Furnish to Lender promptly on an as requested basis:  Such additional information, reports and statements respecting the business operations and financial condition of Borrower or the Project from time to time, as Lender may reasonably request.

(c)           Insurance and Condemnation.

(i)            Insurance.  Maintain insurance on the Project at all times with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include, without limitation, fire, windstorm, flood (if applicable), and extended coverage insurance covering all assets, business interruption insurance, workers compensation insurance and liability insurance, all to be with such companies and in such amounts as are reasonably acceptable to Lender and providing for at least 10 days prior notice to Lender of any cancellation thereof.  Satisfactory evidence of such insurance will be supplied to Lender prior to funding under the Loan(s) and ten (10) days prior to each policy renewal.

Without limiting the generality of the foregoing, until the Loan shall have been paid in full by Borrower (and as a requirement to the funding of the Loan), Borrower shall maintain, at Borrower’s cost and expense, the following insurance coverages in full force and effect at all times (including as a requirement for the funding of the Loan):

(A)          Hazard Insurance.  Borrower shall keep the tangible property and improvements which are now or may constitute part of the Project insured at all times against loss or damage by fire, windstorm, and other hazards included within the term “all risk” or “extended coverage” and against such other hazards as Lender may reasonably require in the full insurable value thereof (or such lesser amount as Lender may authorize in writing), with an insurer reasonably acceptable to Lender.  Such policy shall include a Replacement Cost Endorsement, if deemed necessary by Lender.

(B)          Liability Insurance.  Borrower will obtain and keep in full force a “Broad Form Comprehensive General Liability” insurance coverage for Borrower (and will cause all contractors performing services to the Project to deliver to Lender a certificate of insurance) in the minimum coverage amount of ONE MILLION DOLLARS ($1,000,000.00) per occurrence and combined single limit (“CSL”) of TWO MILLION DOLLARS ($2,000,000.00).

(C)          Consequential Loss Insurance.  A Loss of Rents/Business Interruption and Income Insurance and Extended Period of Indemnity endorsement to the Hazard Insurance Policy in an amount sufficient to prevent Borrower from becoming a co-insurer within the terms of the applicable policies, and sufficient to recover one hundred percent (100%) of one (1) year’s revenue for the Project.

(D)          Flood Insurance.  If at any time the Project or any portion thereof is located in a “Flood Hazard Area”, flood insurance for the maximum amount of coverage available or one hundred percent (100%) of the highest value of the Improvements on a replacement cost basis, whichever is greater.

(E)           Builder’s Risk Insurance.  To the extent the Borrower is constructing improvements in excess of Two Hundred Thousand Dollars ($200,000.00) in the aggregate, the Borrower shall obtain an “all risk”, non-reporting, completed value builder’s risk insurance policy, which policy shall include Agreed Amount, Replacement Cost, Permit to Occupy and Vandalism/Malicious Mischief Endorsements.

(F)           Fidelity Bond Insurance.  Borrower will obtain and keep in full force and effect fidelity bond insurance coverage in an amount reasonably deemed sufficient.

(G)          Other Insurance.  Boiler and machinery insurance, worker’s compensation insurance, wind damage insurance and other insurance coverages as Lender may reasonably require.

The policy or policies of insurance shall (i) be from companies and in coverage amounts reasonably acceptable to Lender, (ii) with respect to the Project contain a standard mortgagee clause in favor of Lender naming Lender as a mortgagee and including a lender’s loss payee clause in such policy, as applicable (iii) not be terminable for non-payment of premiums without a minimum of thirty (30) days’ prior written notice to Lender, or be modified or otherwise terminable for other than non-payment of premiums without a minimum of thirty (30) days’ prior written notice to Lender, and (iv) be evidenced by original policies or certified copies of policies deposited with Lender, as Lender may elect, to be held by Lender until the Loan shall have been fully paid and discharged.  Borrower shall furnish Lender with a certificate of insurance evidencing replacement coverage prior to expiration of a policy.

Each insurance policy or endorsement required herein shall be written by an insurer having a rating not less than “A-VII” Best’s Rating according to the most current edition of Best’s Key Rating Guide as determined at the time of the initial policy and at all times during the term hereof. Lender reasonably reserves the right to require that Borrower increase the amount of insurance coverage required hereunder.

If any loss occurs with respect to the Project, Lender is hereby appointed attorney-in-fact for Borrower to make proof of loss if Borrower fails to make the same punctually, and to give a receipt for any proceeds collected under such policies.  Borrower will promptly give written notice to Lender of any loss or damage to the Project in excess of $50,000.00, and will not adjust or settle any such loss without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Following an Event of Default, all right, title and interest of Borrower in and to all such insurance policies then in force, including any and all unearned premiums and existing claims, will inure to Lender, which, at its option, and as attorney-in-fact for Borrower, may then make, settle and give binding acquittances for claims under all such policies, and may assign and transfer such policies or cancel or surrender them, applying any unearned premium in such manner as Lender may elect.  The foregoing appointment of Lender as attorney-in-fact for Borrower is coupled with an interest, and is irrevocable.  Notwithstanding the occurrence of any casualty or the availability of any insurance proceeds, Borrower will pay the Loan in the manner required by the Loan Documents.

(ii)           Condemnation.  If all or any part of the Project, or any interest therein or right accruing thereto, is taken as a result of, or in lieu or in anticipation of, the exercise of the right of condemnation or eminent domain, or by reason of the temporary requisition of the use or occupancy of the Project, in any event by any government or quasi-governmental authority, civil or military, or any other party entitled to exercise such powers by law, general or special, or is devalued or otherwise adversely affected by any of the foregoing actions, all proceeds payable with respect to any such action are assigned to Lender and shall be paid to Lender.  Lender shall be under no obligation to question the amount of any such award or compensation and may accept the same in the amount in which the same shall be paid.  The proceeds of any award or compensation so received shall, at the option of the Lender, either be applied to the payment of the Loan or be paid over to the Borrower for the restoration of the improvement.  Borrower, immediately upon obtaining knowledge of the institution or threatened institution, of any proceedings for the Project, or any part thereof, by condemnation or eminent domain, will notify the Lender of the pendency of such proceedings.  Lender shall have the right to intervene and participate in any proceedings for and in connection with any taking referred to in this section.  Borrower shall not enter into any agreement for the taking of the Project or any part thereof with any person or persons authorized to acquire the same by condemnation or eminent domain, unless the Lender shall have consented thereto in writing, such consent not to be unreasonably withheld.  Any of the foregoing actions are sometimes called a “condemnation” or “taking” in this Loan Agreement and the other Loan Documents.  Such proceeds include, without limitation, severance damages, damages arising from the change of grade of any street or the access thereto, the taking of air rights and damages caused by noise, pollutants and other emissions.  Notwithstanding any such taking or other injury or decrease in value, or the availability of any proceeds for any of the foregoing, Borrower shall continue to pay the Loan in the manner required by the Loan Documents.

Notwithstanding the foregoing provisions of this paragraph, provided the Borrower is not in default hereunder and, in the Lender’s reasonable discretion, such does not constitute a substantial taking, and further provided the “Restoration Conditions” (as described in subparagraph [iii] below) are satisfied with respect to a taking, then the Lender agrees to make the taking proceeds available to the Borrower for purposes of reconstruction of the Project in a manner consistent with this Loan Agreement.

(iii)          Application of Insurance Proceeds and Awards.

(A)          The Borrower will promptly give the Lender written notice of any damage (in excess of $50,000.00) to or destruction of the Project or any part thereof, generally describing the nature and extent of such damage or destruction and the Borrower’s best estimate of the cost of restoring the Project.  Except as expressly set forth herein permitting LLC to retain insurance proceeds, the Lender shall be entitled to all insurance proceeds payable on account of such damage or destruction and the Borrower hereby irrevocably assigns, transfers and sets over to the Lender all rights of the Borrower to any such proceeds or payments and irrevocably authorizes and empowers the Lender, at its option and in its sole and absolute discretion, in the name of the Borrower or otherwise, to file and prosecute what would otherwise be the Borrower’s claim for any such proceeds or payment and to collect, receipt for and retain the same for disposition in accordance with this Section.  Notwithstanding the foregoing, the Lender shall not proceed on behalf of the Borrower in the event the Borrower is diligently proceeding in a manner satisfactory to the Lender.  The Lender may, at its sole option, apply all amounts recovered under any insurance policy required to be maintained by the Borrower hereunder in any one or more of the following ways:

(B)          to the payment of the reasonable costs and expenses incurred by the Lender in obtaining such insurance proceeds, including the fees and expenses of attorneys and insurance and other experts and consultants, the costs of litigation, arbitration, mediation, investigations and other judicial, administrative or other proceedings and all other out-of-pocket expenses;

(C)          to the payment of any of the Loan other than indebtedness with respect to the Note at the time outstanding;

(D)          to the payment of the principal of the Note and any interest accrued and unpaid thereon, without regard to whether any portion or all of such amounts shall be matured or unmatured, together with interest at the default interest rate on any overdue principal and (to the extent permitted by applicable law) interest; and, in case such amount shall be insufficient to pay in full all such amounts, then such amounts shall be applied, first, to the payment of all amounts of interest accrued on the Note and unpaid, without preference or priority of any payment of interest over any other payment of interest or of any other Note, and, second, to the payment of all amounts of principal at the time outstanding, without preference or priority of any installment or amount of principal over any other installment or amount of principal or of any Note over any other Note, but otherwise in such manner and order as the Lender shall in its sole discretion determine;

(E)           to fulfill any of the other covenants contained herein as the Lender may determine;

(F)           to release to the Borrower for application to the cost of restoring the Project; or

(G)          to release to the Borrower, in Lender’s sole discretion with the consent of Lender.

(iv)          Notwithstanding the foregoing, Lender hereby agrees to release to Borrower, for the repair and restoration of the Project, any such insurance proceeds received by Lender, net of all costs and expenses incurred by Lender in obtaining such insurance proceeds; provided, however, that:  (x) with respect to the initial $250,000.00 of proceeds for any claim, Lender shall release up to $250,000.00 in the aggregate any given time to LLC provided no Event of Default exists and LLC provides a written notice of its agreement to reinvest the insurance proceeds, payable on account of such damage or destruction, in the repair of the Project, which the LLC shall promptly commence and diligently pursue; and (y) with respect to any amount in excess of $250,000.00, the following conditions are met:

(A)          no default exists hereunder, under the Note, or under any other of the Loan Documents;

(B)          Borrower shall have delivered evidence reasonably satisfactory to Lender that the Project may be reconstructed in accordance with all applicable zoning and building codes, and all rules, regulations, and ordinances of all applicable governmental authorities and that, upon completion of the work, the condition of the improvements will be at least equal in value and general utility to that which existed immediately prior to such casualty or condemnation;

(C)          Borrower shall have delivered evidence reasonably satisfactory to Lender that sufficient funds, including the insurance proceeds, are available to perform the rebuilding or restoration of the improvements (“Work”);

(D)          Borrower shall have delivered evidence reasonably satisfactory to Lender that business interruption or income insurance proceeds payable to Borrower as a result of the damage or destruction or income from the Project, or that sources other than the insurance proceeds are sufficient to cover payments of debt service, costs, and expenses on the Note during the period the Work is to be performed.  The balance of any proceeds, assuming income from the Project, business interruption or income insurance, and other sources equals or exceeds debt service under the Note plus monthly expenses of the Project, shall be paid to Borrower;

(E)           Lender shall be satisfied, in its sole discretion, acting reasonably, that the Work can be completed and the improvements can be ready for occupancy within twelve (12) months following the casualty;

(F)           the Work can be completed in accordance with the terms of the Declaration;

(G)          all parties having operating, management, or franchise interest in, and arrangement concerning the Project agree that they will continue their interest and arrangements for the contract terms then in effect following the Work; and

(H)          Lender shall be reasonably satisfied that it will not incur any liability to any other person as a result of such use or release of insurance proceeds.

(collectively, subparagraphs [A] through [H] above are the “Restoration Conditions”).

(v)           In the event that the Restoration Conditions are satisfied, Lender shall make the insurance proceeds available to Borrower for the Work only under the following procedures, terms, and conditions:

(A)          Borrower shall execute and deliver to Lender a copy of a contract with a licensed contractor reasonably acceptable to Lender setting forth a fixed price for the Work and a completion date acceptable to Lender;

(B)          Borrower shall demonstrate to Lender that the insurance proceeds are at least equal to the fixed price of the Work as set forth in said contract or shall deposit with Lender funds in the amount by which such fixed price exceeds the insurance proceeds;

(C)          the Work shall be supervised by an architect or engineer and performed in accordance with plans and specifications prepared by such architect or engineer and approved by Lender, which approval shall not be unreasonably withheld;

(D)          the insurance proceeds, plus any additional funds deposited by Borrower, shall be received and held by Lender and disbursed in accordance with the terms and conditions used by Lender in connection with a loan agreement reasonably acceptable to Lender, and Borrower shall reimburse Lender for costs and expenses incurred in connection with such disbursements;

(E)           upon completion of and final payment for the Work, any remaining insurance proceeds shall, at the option of Lender, be applied to the Loan in such order as Lender shall elect or paid over to Borrower; provided, however, that in either event, any remaining additional funds deposited by Borrower for excess costs shall be refunded to Borrower; and

(F)           Borrower shall otherwise comply with the terms and conditions of this Loan Agreement and the other Loan Documents during the performance of the Work.

(vi)          In the event any one or more of the Restoration Conditions set forth above is not satisfied, Lender may elect, in its sole discretion, to apply the insurance proceeds against the balance of the Loan, whether or not due, in such manner as Lender shall elect and if no interest or expenses are due, then such shall be applied to principal.  If an Event of Default shall occur hereunder, or if Borrower shall fail to diligently pursue and complete the Work, Lender may, in its sole discretion, apply any undisbursed insurance proceeds and any of Borrower’s deposits against the balance of the Loan, whether or not due, in such manner as Lender shall elect.  Notwithstanding anything in this Paragraph to the contrary, in the event that, in Lender’s sole determination, any portion or portions of the Project are substantially destroyed or Lender’s security hereunder is impaired by such substantial destruction, then Lender may elect, in its sole discretion, to apply the insurance proceeds against the balance of the Loan, whether or not due, in such manner as Lender shall elect.

(d)           Existence and Compliance.  Maintain its existence, good standing and qualification to do business, where required and, with respect to the Project, comply in all material respects with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions.

(e)           Adverse Conditions or Events.  Promptly advise Lender in writing of (i) any condition, event or act which comes to its attention that would or would reasonably be expected to materially adversely affect the Project’s financial condition or operations or Lender’s rights under the Loan Documents, (ii) any litigation filed by (excluding collection claims of the rents) or against Borrower with respect to the Project, (iii) any event that has occurred that would constitute an Event of Default under any Loan Documents; (iv) any uninsured or partially uninsured loss with respect to the Project through fire, theft, liability or property damage in excess of an aggregate of $25,000.00; and (v) any actual or contingent liability exceeding $50,000.00 in the aggregate as to the Project.

(f)            Taxes and Other Obligations.  Pay all of its taxes, assessments and other obligations with respect to the Project (or which if unpaid would constitute a lien on the Project), including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

(g)           Maintenance.  Operate and maintain the Project in good order and repair, in all material respects.  Without limiting the generality of the foregoing, Borrower shall make all reasonably required repairs and make all necessary replacements thereof, and preserve and maintain all material licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of the Project.

(h)           Environmental.  Promptly (but in any event within three [3] business days) advise Lender in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or, to Borrower’s knowledge, threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting the Project; and (ii) all claims made or, to Borrower’s knowledge, threatened by any third party with respect to the Project against Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials.  Borrower shall promptly notify Lender of any environmental remedial action taken by Borrower with respect to the Project.  Borrower will not use or permit any other party to use any Hazardous Materials at the Project except such materials as are incidental to Borrower’s normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. LLC agrees to permit Lender, and its agents, contractors and employees to enter and inspect the Project at any reasonable times upon three (3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower is complying with this Section.  Borrower shall, to the extent the Lender has a reasonable belief that an adverse environmental condition exists, reimburse Lender, as applicable, on demand for the costs of any such environmental investigation and audit.  Borrower shall provide Lender, and its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by Borrower at the Project within five (5) business days of the request therefore.

(i)            Budget and Replacement Reserve.  Provide in the Project’s annual budget, which shall be prepared in accordance with GAAP, an amount sufficient to satisfy the following obligations: (i) sufficient operating expenses for the Project (including, without limitation, annual maintenance fee and collection expenses for lien rights); and (ii) a reasonable maintenance reserve to be maintained by Borrower at Lender in an interest bearing account in the minimum amount sufficient to maintain the Project in good condition and repair.  Borrower’s annual business plan shall include an amount sufficient to satisfy the annual debt service to Lender.

(j)            Operating Agreements.  Borrower shall perform all material obligations under each lease and operating agreement affecting the Project.  Without limiting the generality of the foregoing, the Borrower shall timely perform all of the Borrower’s obligations under the Declaration.

(k)           Management and Collections. To the extent not managed by Borrower, Borrower shall employ experienced professionals reasonably acceptable to Lender to manage the Project and collect the Assessments and other income with respect to the Project.  Lender agrees that Castle Management LLC shall be acceptable provided they subordinate any management agreement to the interest of Lender, all in form and substance reasonably acceptable to Lender.  Lender may consider such factors in evaluating the selection of management companies by the following:  (i) the company must have at least ten (10) years experience in facility management for projects of similar size, demographic, quality and complexity; and (ii) the reputation of the senior management of the management company.  At any time following the written request of Lender, Borrower agrees that:  (i) all Assessments and other income with respect to the Project will be paid to a lock box at an institution approved by Lender; and (ii) LLC will apply commercially reasonable collection procedures.  Borrower shall diligently pursue collection of the rentals and other income with respect to the Project.  All collection agents must maintain fidelity bonds in amounts reasonably acceptable to the Lender.

(l)            Operations. The LLC shall cause the Project to be operated in accordance with the approved annual budget.  In conjunction with the foregoing, the Assessments and all other income of the Project shall be applied by the Borrower obligations in the following order:  (i) pay the operating expenses of the Borrower including the costs of operating and maintaining the Project and collection costs; and (ii) fund reasonable replacement reserves.  If Borrower operates the Project in accordance with the approved budget, Borrower acknowledges and represents that there should be adequate revenue generated by the Borrower to pay the foregoing items and operating costs of the Borrower as set forth in the approved budget.  Without limiting the generality of the foregoing, the Borrower shall cause all prepayments of Assessments and capital contributions to be placed and maintained in an account maintained at Lender, which accounts shall be pledged to Lender as additional collateral to secure the Loan.

(m)          Continuous Operation.  The LLC shall use commercially reasonable efforts to cause the Project to be opened for use by its members continuously in accordance with the existing operating schedule, subject to reasonable changes in such schedule from time to time.

(n)           Operating Accounts.  The LLC shall, for collateral purposes, maintain all of the Project operating and depository accounts with Lender.

(o)           Litigation and Contingencies.  Borrower shall provide written notice to the Lender within ten (10) days after becoming aware of any of the following:  (i) any litigation against (or by) the Project where the aggregate exposure to the Borrower or the Project could exceed $50,000.00; and (ii) any actual or contingent liability that would reasonably be expected to exceed $50,000.00 in the aggregate with respect to the Project.  Borrower agrees to indemnify and hold the Lender harmless from all loss, cost, damage and/or claim incurred by Lender in conjunction with any such litigation including, without limitation, reimbursement from the reasonable expenses of Bank’s counsel incurred evaluating the litigation and attending and preparing for depositions, to the extent Bank is named in such action.

(p)           Delinquency.  Borrower shall respond to delinquency of assessments with respect to the Project in a timely manner.

(q)           Fees.  In addition to the principal and interest to be paid under the Note and the Commitment Fee to be paid as shown on the Loan Settlement Statement, Borrower shall pay to Lender the following:  (i) an annual renewal fee of $75,000.00 per year during the Revolving Phase on the first and second anniversary of the Loan Closing; and (ii) a non-use fee during the Revolving Phase equal to 25 basis points per annum based on the average unfunded portion of the Loan exclusive of the amount in the pledged accounts (letters of credit shall not be deemed a funded portion of the Loan).

(r)            Account.  Maintain with Lender a pledged account in the initial amount of $800,000.00 (which amount shall be adjusted annually by Borrower’s determination of

Borrower’s projected share of operating deficits for the Project, which shall be subject to Lender’s reasonable consent).

5.             NEGATIVE COVENANTS.  Until Payment in Full, Borrower will not (and will not permit any person or entity on its behalf to), without the prior written consent of Lender (and without limiting any requirement of any other Loan Documents):

(a)           This space is intentionally left blank.

(b)           Transfer of Assets or Control.  Sell, assign or otherwise dispose of or transfer any assets related to the Project, except in the normal course of its business, or enter into any merger unless Borrower is the surviving entity, or transfer control or ownership of the LLC.  Lender must receive prior written notice prior to any transfer of any equity interest or pledge of any interest in the LLC.

(c)           Liens.  Grant, suffer or permit any contractual or noncontractual lien on or security interest in the Collateral (other than any second lien for the benefit of Inc’s noteholders under the existing Note Purchase Agreement, as it may be amended, supplemented or restated; provided, however, any such lienholder must execute and deliver to Bank a subordination agreement in form and substance satisfactory to Bank fully subordinating such lien), except in favor of Lender (and those set forth in Exhibit 3(f) attached hereto), or fail to promptly pay (or transfer to bond) when due all lawful claims with respect to the Project (or which left unpaid would constitute a lien on the Project), whether for labor, materials or otherwise, that have become or would reasonably be likely to become a lien on the Project.

(d)           Waiver of Assessments.  Waive, excuse or postpone the payment of any amount due under the Declaration, including, without limitation, Assessments, except in the ordinary course of business consistent with past practices or to the extent required in the event of a foreclosure or deed in lieu of foreclosure in accordance with the Declaration.

(e)           This space is intentionally left blank.

(f)            Amendment to Declaration. Amend the Declaration or any other agreement materially and adversely affecting the Project and/or waive any rights under the Declaration without the prior written consent of the Lender, which consent shall be in Lender’s sole discretion, acting reasonably.  Without limiting the foregoing, LLC shall not withdraw any of the land encumbered by the Declaration.

(g)           Leases.  Borrower shall not amend, terminate, waive any provision of or modify any existing or future lease relating to the Project without the prior written consent of Lender, which consent shall not be unreasonably withheld.

6.             DEFAULT.  The occurrence of any of the following as they relate to the Borrower shall constitute an Event of Default:

(a)           Failure to pay principal or interest or any other payment due to Lender under any note or collateral security document executed in connection with the Loan.

(b)           An Event of Default under that certain Note Purchase Agreement by and among Wilmington Trust, National Association (as Collateral Agent and Administrative Agent thereunder), WCI Communities, Inc., WCI Communities, LLC, the Guarantors party thereto, and the Noteholders parties thereto dated as of June 8, 2012, which Event of Default has not been cured or waived within 45 days following such Event of Default.

(c)           Failure to perform any other obligation imposed upon Borrower by the Loan Documents following any applicable notice or cure period.

(d)           Any representation, warranty or statement in any Loan Documents or certificate delivered in connection therewith is reasonably determined by Lender to be untrue in any material respect.

(e)           Violation of any agreement or contract with Lender or other lenders under this Agreement following any applicable notice or cure period.

(f)            Filing of any petition for adjudication as a bankrupt or for reorganization, whether voluntary or involuntary (other than, in the case of any involuntary petition, to the extent it is dismissed within 90 days); the appointment of a receiver or trustee or other similar officer or other insolvency proceeding with respect to any substantial part of their property; a general assignment for the benefit of creditors; or any dissolution or liquidation or winding up of the affairs of the Borrower.

(g)           A default following any applicable notice or cure period under any agreement Borrower may have with the Lender shall constitute a default under the Loan and a default under the Loan following any applicable notice or cure period shall constitute a default under any other agreement between Lender and Borrower.

(h)           (i) A final judgment, other than a final judgment in connection with any condemnation, and including any judgment or other final determination of any contest is entered against Borrower that (A) materially and adversely affects the value, use or operation of the Collateral; or (B) materially and adversely affects, or may reasonably materially and adversely affect, the validity, enforceability or priority of the lien or security interest created by any Loan Document in the Lender’s sole judgment, acting reasonably; or both; or (ii) execution of other final process issues thereon with respect to the Collateral; and (iii) Borrower does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution therein, in any event within sixty (60) days of entry.

(i)            Any federal, state or local tax lien is recorded against the Borrower and is not removed by payment or transferred to substitute security in the manner provided by law (and in accordance with applicable law) within thirty (30) days following recording.

(j)            Borrower shall cease to exist or to be qualified to do or transact business in the State in which the Borrower’s assets are located, or shall be dissolved, in each case where the Borrower has failed to be so qualified or shall be dissolved within ten (10) days following written notice of  such failure to be qualified or such dissolution, or shall sell all or substantially all of its assets.

(k)           Any sale, conveyance, transfer, assignment or other disposition of all or any part of the Collateral, except in the ordinary course of business.

(l)            A default following any applicable notice or grace period by the LLC under the Declaration.

7.             REMEDIES UPON AN EVENT OF DEFAULT.  If an Event of Default shall occur, Lender shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights and remedies available at law or in equity.  Without limiting the generality of the foregoing and notwithstanding any provision of this Agreement to the contrary, the Lender shall have the right to enforce this Agreement and the Loan Documents in an action for specific performance.

8.             NOTICES.  All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

To Borrower:	WCI Communities, Inc.
WCI Communities LLC
24301 Walden Center Drive
Bonita Springs, Florida 34134
Attn: General Counsel

With a copy to:	WCI Communities, Inc.
WCI Communities LLC
24301 Walden Center Drive
Bonita Springs, Florida 34134
Attn: Vice President and Treasurer

With a copy to:	Thomas Cookson, Esq.
Akerman Senterfitt, P.A.
One Southeast Third Avenue
Miami, Florida 33131

To Lender:	Stonegate Bank
1430 North Federal Highway
Fort Lauderdale, Florida 33304

With a copy to:	Mark K. Somerstein, Esq.
Greenspoon Marder, P.A.
200 East Broward Boulevard, 15th Floor
Fort Lauderdale, Florida 33301

or to such other address as any party may designate by written notice to the other party.  Each such notice, request and demand shall be deemed given or made as follows:

(a)           If sent by certified mail, return receipt requested, upon the earlier of the date of receipt or refusal;

(b)           If sent by  overnight express delivery, then one (1) business day following mailing.

9.             MISCELLANEOUS.  Borrower and Lender further covenant and agree as follows, without limiting any requirement of any other Loan Document:

(a)           Cumulative Rights and No Waiver.  Each and every right granted to Lender under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Lender, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right.  Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration.  No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

(b)           Applicable Law.  This Loan Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Florida and applicable United States federal law.

(c)           Amendment.  No modification, consent, amendment or waiver of any provision of this Loan Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Lender, and then shall be effective only in the specified instance and for the purpose for which given.  This Loan Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Lender, its successors and assigns; however, no assignment or other transfer of Borrower’s rights or obligations hereunder shall be made or be effective without Lender’s prior written consent, nor shall it relieve Borrower of any obligations hereunder.  There is no third party beneficiary of this Loan Agreement.

(d)           Documents.  All documents, certificates and other items required under this Loan Agreement to be executed and/or delivered to Lender shall be in form and content reasonably satisfactory to Lender.

(e)           Partial Invalidity.  The unenforceability or invalidity of any provision of this Loan Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of  any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

(f)            Indemnification.  Notwithstanding anything to the contrary contained in this Loan Agreement, except to the extent caused by Lender’s gross negligence or intentional misconduct Borrower shall indemnify, defend and hold Lender, its directors, employees, attorneys, officers and agents and their respective successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys’  fees and court costs) solely arising from or in any way related to the Project and/or any of the transactions contemplated hereby, including but not limited to:  (i) any claim(s) under the Declaration; and/or (ii) actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from Borrower’s business operations, any other property owned by Borrower or in the surface or ground water arising from Borrower’s business operations, or gaseous emissions arising from Borrower’s business operations or any other condition existing or arising from Borrower’s business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false.  Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the workmen’ s compensation laws of any state  or other similar federal or state legislation for the protection of employees.  The term “property damage” as used in this paragraph includes, but is not limited to, damage to any real or personal property of the Borrower, the Lender, and of any third parties.  The Borrower’s obligations under this paragraph shall survive the repayment of the Loan and any deed in lieu of foreclosure or foreclosure of any Deed to Secure Debt, Deed of Trust, Security Agreement or Mortgage securing the Loan.

(g)           Survivability.  All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect until the later of:  (i) so long as the Loan is outstanding; or (ii) the obligation of the Lender to make any advances under the Loan shall not have expired.

(h)           Confidentiality.  Without the prior consent of both the Borrower and the Lender, neither the Lender nor the Borrower shall publicly advertise by way of newspaper or “tombstones” the transaction contemplated by this Loan Agreement.

(i)            Ambiguity.  In the event of a conflict between this Loan Agreement and the other Loan Documents, the agreement which provides the greatest benefit to the Lender shall control.

(j)            Preparation.  Lender and Borrower acknowledge that the Loan Documents were prepared by Greenspoon Marder, P.A. (“GM”) for the benefit of Lender.  This Agreement and the other Loan Documents shall not be construed more strictly against any party by virtue of the preparation thereof.

(k)           Costs, Expenses and Attorneys’ Fees.  Except to the extent caused by Lender’s gross negligence or intentional misconduct, the Borrower will indemnify and hold the Lender harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any Loan Document, (b) any credit extended or committed by the Lender to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any Loan Document, or any such credit.  This indemnity includes but is not limited to attorneys’ fees (including, without limitation, the allocated cost of in-house counsel).  This indemnity extends to the Lender, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower’s obligations to the Lender.  All sums due to the Lender hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.          WAIVER OF JURY TRIAL.  BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.  BORROWER ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO THE BANK IN EXTENDING CREDIT TO THE BORROWER, THAT THE BANK WOULD NOT HAVE EXTENDED SUCH CREDIT WITHOUT THIS JURY TRIAL WAIVER, AND THAT BORROWER HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTANDS THE LEGAL EFFECT OF THIS WAIVER.

11.          NO ORAL AGREEMENT.  THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[THIS SPACE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized representatives as of the date first above written.

BORROWER:

WCI COMMUNITIES, INC., a Delaware corporation

By:	/s/ Russell Devendorf
Russell Devendorf
Chief Financial Officer and Senior Vice President

WCI COMMUNITIES, LLC, a Delaware limited liability company

By:	/s/ Russell Devendorf
Russell Devendorf
Chief Financial Officer and Senior Vice President

LENDER:

STONEGATE BANK

By:	/s/ Pablo Veintimilla
Print Name:	Pablo Veintimilla
Title:	EVP

EXHIBIT A

Legal Description

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF Lee STATE OF Florida, AND IS DESCRIBED AS FOLLOWS:

A PARCEL OF LAND LYING IN THE SOUTH HALF (1/2) OF SECTION 35, TOWNSHIP 44 SOUTH, RANGE 25 EAST AND THE NORTH HALF (1/2) OF SECTION 2, TOWNSHIP 45 SOUTH, RANGE 25 EAST, CITY OF FORT MYERS, LEE COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

TRACT A PELICAN PRESERVE GOLF COURSE, AS RECORDED IN INSTRUMENT NUMBER 2009000022188 OF THE PUBLIC RECORDS OF LEE COUNTY, FLORIDA, LESS AND EXCEPT THE FOLLOWING DESCRIBED PARCEL:

COMMENCING AT THE NORTHEASTERLY CORNER OF TRACT A, PELICAN PRESERVE GOLF COURSE, AS RECORDED IN INSTRUMENT NUMBER 2009000022188 OF THE PUBLIC RECORDS OF LEE COUNTY, FLORIDA, ALSO BEING THE BEGINNING OF A CURVE. THENCE ALONG THE EASTERLY BOUNDARY OF SAID TRACT A, 172.09 FEET ALONG A CURVE TO THE LEFT, HAVING A RADIUS OF 88.00 FEET, THROUGH A CENTRAL ANGLE OF 112°02’35”, AND WHOSE LONG CHORD BEARS S10°11’16”E FOR A DISTANCE OF 145.95 FEET, TO THE POINT OF BEGINNING OF THE PARCEL DESCRIBED HEREIN.

THENCE CONTINUE ALONG THE EASTERLY BOUNDARY OF SAID TRACT A, THE FOLLOWING SEVEN (7) DESCRIBED COURSES:

1.  THENCE 51.68 FEET ALONG A CURVE TO THE LEFT, HAVING A RADIUS OF 88.00 FEET, THROUGH A CENTRAL ANGLE OF 33°38’52”, AND WHOSE LONG CHORD BEARS S83°01’59”E FOR A DISTANCE OF 50.94 FEET, TO THE BEGINNING OF A NON-TANGENTIAL CURVE;

2.  THENCE 62.04 FEET ALONG A CURVE TO THE RIGHT, HAVING A RADIUS OF 35.00 FEET, THROUGH A CENTRAL ANGLE OF 101°33’15”, AND WHOSE LONG CHORD BEARS S49°04’47”E FOR A DISTANCE OF 54.23 FEET;

3.  THENCE S45°17’52”E FOR 57.86 FEET TO THE BEGINNING OF A NON-TANGENTIAL CURVE;

4.  THENCE 27.23 FEET ALONG A CURVE TO THE RIGHT, HAVING A RADIUS OF 30.00 FEET, THROUGH A CENTRAL ANGLE OF 52°00’44”, AND WHOSE LONG CHORD BEARS S66°01’31”E FOR A DISTANCE OF 26.31 FEET, TO THE BEGINNING OF A NON-TANGENTIAL CURVE;

5.  THENCE 46.27 FEET ALONG A CURVE TO THE LEFT, HAVING A RADIUS OF 65.00 FEET, THROUGH A CENTRAL ANGLE OF 40°47’15”, AND WHOSE LONG CHORD BEARS S60°24’47”E FOR A DISTANCE OF 45.30 FEET, TO THE BEGINNING OF A NON-TANGENTIAL CURVE;

6.  THENCE 45.23 FEET ALONG A CURVE TO THE RIGHT, HAVING A RADIUS OF 130.00 FEET, THROUGH A CENTRAL ANGLE OF 19°56’04”, AND WHOSE LONG CHORD BEARS S70°50’23”E FOR A DISTANCE OF 45.00 FEET, TO THE BEGINNING OF A NON-TANGENTIAL CURVE;

7.  THENCE 228.20 FEET ALONG A CURVE TO THE RIGHT, HAVING A RADIUS OF 315.00 FEET, THROUGH A CENTRAL ANGLE OF 41°3’29”, AND WHOSE LONG CHORD BEARS S40°07’06”E FOR A DISTANCE OF 223.24 FEET;

THENCE LEAVING THE EASTERLY BOUNDARY OF SAID TRACT A, S61°55’35”W FOR 154.37 FEET TO THE BEGINNING OF A NON-TANGENTIAL CURVE;

THENCE 229.82 FEET ALONG A CURVE TO THE LEFT, HAVING A RADIUS OF 164.00 FEET, THROUGH A CENTRAL ANGLE OF 80°17’27”, AND WHOSE LONG CHORD BEARS N51°19’27”W FOR A DISTANCE OF 211.47 FEET;

THENCE S88°31’50”W FOR 61.82 FEET TO THE BEGINNING OF A TANGENTIAL CURVE;

THENCE 20.70 FEET ALONG A CURVE TO THE RIGHT, HAVING A. RADIUS OF 36.00 FEET, THROUGH A CENTRAL ANGLE OF 32°56’18”, AND WHOSE LONG CHORD BEARS N75°00’01”W FOR A DISTANCE OF 20.41 FEET, TO THE BEGINNING OF A NON-TANGENTIAL CURVE;

THENCE 75.79 FEET ALONG A CURVE TO THE LEFT, HAVING A RADIUS OF 138.00 FEET, THROUGH A CENTRAL ANGLE OF 31°28’08”, AND WHOSE LONG CHORD BEARS N74°15’56”W FOR A DISTANCE OF 74.85 FEET;

THENCE N90°00’00’W FOR 58.39 FEET TO THE BEGINNING OF A NON-TANGENTIAL CURVE;

THENCE 100.43 FEET ALONG A CURVE TO THE RIGHT, HAVING A RADIUS OF 97.00 FEET, THROUGH A CENTRAL ANGLE OF 59°19’29”, AND WHOSE LONG CHORD BEARS N22°06’53”E FOR A DISTANCE OF 96.01 FEET;

THENCE N00°00’00”E FOR 128.50 FEET;

THENCE N90°00’00”E FOR 94.65 FEET, TO THE POINT OF BEGINNING OF THE PARCEL HEREIN DESCRIBED.

EXHIBIT 3(f)

Liens

1.                                      All matters shown on Schedule B, Part II of First American Title Insurance Company, Title Commitment No. 1062-2838579, with an effective date of January 25, 2013, at 8:00 a.m.

2.                                      Liens and other encumbrances arising from attachments or similar proceedings, pending litigation, judgments or taxes or assessments or government charges in any such event whose validity or amount is being contested in good faith by appropriate proceedings for which adequate reserves have been established and are maintained in accordance with GAAP, or taxes and assessments which are not due and delinquent;

3.                                      Liens of carriers, warehousemen, mechanics and materialmen and other like Liens and Liens imposed by law, arising in the ordinary course of business, for amounts not yet due or which are being contested in good faith by appropriate proceedings as to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

4.                                      pledges or deposits made in connection with workmen’s compensation, employee benefit plans, unemployment or other insurance, old age pensions, or other Social Security benefits;

5.                                      Liens securing purchase money financing and capital leases in respect of equipment, and other leases to the extent characterized as a Lien, in each case, existing in the ordinary course of business and permitted pursuant to the terms of the Loan Documents;

6.                                      Liens securing CDD Obligations incurred in the ordinary course of Authorized Business Activities (Borrower/Mortgagor represents that the current CDD Obligation as reflected on the 2012 tax bill is $15,345.30);

7.                                      easements and restrictions of record entered into in the ordinary course of Authorized Business Activities that do not secure obligations for the payment of money or materially impair the value of the collateral;

8.                                     Liens in favor of Bank pursuant to this Mortgage and the other Loan Documents or to Administrative Agent, the Noteholders or Collateral Agent under or pursuant to the Note Purchase Agreement or the Note Documents;

9.                                      contractual or statutory Liens of landlords and Liens of suppliers (including sellers of goods) and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided, however, if any such obligation is not paid in the ordinary course of business, then Mortgagor shall be required to pay or bond such Lien within 30 days following notice;

10.                               rights of setoff or bankers’ liens upon deposits of cash or other financial assets on deposit at banks or depository institutions in favor of such banks or other depository institutions whether arising by contract or operation of law, and incurred in the ordinary course of business, so long as such rights and liens are subordinate to the rights and liens of the Collateral Agent with respect to any such financial assets or deposits included in the Collateral; and

11.                               Liens arising from precautionary UCC financing statements regarding operating leases.

Capitalized terms in this Exhibit 3(f) which are not otherwise defined in this Loan Agreement shall have the meaning set forth in that certain Note Purchase Agreement by and among Inc, Wilmington Trust National Association as Collateral Agent and Administrative Agent, the Lenders party thereto and the other parties thereto, dated June 8, 2012.

EXHIBIT 3(p)

Budget

Pelican Preserve Towncenter

Plan 2013

													2013
	Budget	Budget	Budget	Budget	Budget	Budget	Budget	Budget	Budget	Budget	Budget	Budget	Budget
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
Cash Receipts														1,063,393	Expense Sharing	889	45%
Membership Sales Cash	—	—	—	—	—	—	—	—	—	—	—	—	—	1,286,887	Base Arrantly	1075	55%
Membership Dues Cash	155,458	70,477	357,420	187,712	64,371	338,249	168,470	58,121	355,094	178,529	60,164	355,209	2,349,274	2,349,274		1964	100%
Golf Operations	—	—	—	—	—	—	—	—	—	—	—	—	—	Deficit Funding Calculation
Golf Academy	—	—	—	—	—	—	—	—	—	—	—	—	—	1,063,393	Expense Sharing Fee
Restaurants	44,050	65,000	71,750	50,000	46,000	11,274	14,451	17,443	13,000	34,025	31,750	49,814	448,566	448,366
Tennis	3,875	4,200	3,680	2,950	1,190	1,330	1,030	990	1,380	1,750	3,050	4,080	29,505	29,505
Fitness	7,150	7,750	8,350	5,425	3,650	2,300	1,950	1,900	2,050	4,600	4,675	4,700	54,500	54,500
Marinas	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Clubhouse Landscape	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Admin	10,132	4,694	4,326	7,264	3,123	2,173	2,832	2,743	2,140	4,150	2,900	3,200	49,677	49,677
Total Cash Receipts	220,665	152,121	445,526	253,351	118,334	355,326	188,733	81,196	373,664	223,054	102,539	417,002	2,931,512	1,645,631

Operating Cash Disbursements
Golf Operations	—	—	—	—	—	—	—	—	—	—	—	—	—
Golf Maintenance	—	—	—	—	—	—	—	—	—	—	—	—	—
Golf Academy	—	—	—	—	—	—	—	—	—	—	—	—	—
Restaurants	71,948	73,381	80,898	69,967	55,013	37,464	47,451	40,599	38,075	51,072	49,341	64,322	679,529	679,529
Tennis	13,369	11,972	14,594	11,647	10,698	8,880	9,584	8,934	10,030	15,449	12,477	13,044	140,678	140,678
Fitness	21,705	17,466	19,024	20,014	8,613	8,059	9,098	7,149	7,114	13,811	11,169	15,464	158,688	158,688
Marinas	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Clubhouse Landscape	15,713	20,584	17,293	20,319	16,733	18,879	15,937	16,825	18,319	21,213	18,159	15,093	215,064	215,064
Admin	95,655	82,430	97,458	94,415	87,453	85,099	84,300	83,826	82,086	98,624	88,844	98,865	1,079,054	1,079,054
Marketing Total	2,393	2,093	2,993	1,273	873	1,073	373	1,473	373	1,451	1,323	1,323	17,014	17,014
Real Estate Taxes											103,253		103,253	103,253
Total Operating Cash Disbursements	220,783	207,926	232,259	217,635	179,382	159,454	166,743	158,805	155,997	201,618	284,566	208,110	2,393,279	2,393,279
Net Cash Provided By Operating Activities	(118)	(55,805)	213,267	35,716	(61,048)	195,872	21,990	(77,609)	217,667	21,436	(182,026)	208,892	538,233	(747,648)	Deficit Funding required before capital